Acura Pharmaceuticals Contact: Peter A. Clemens, SVP Investor Relations & CFO 847-705-7709

ACURA PHARMACEUTICALS, INC.
ANNOUNCES ACTIVE IND FOR SECOND OPIOID ANALGESIC PRODUCT CANDIDATE USING AVERSION® TECHNOLOGY

PALATINE, ILLINOIS, June 2, 2008 - Acura Pharmaceuticals, Inc. (NASDAQ: ACUR) today announced that clinical evaluation is now allowed under an active Investigational New Drug application (“IND”) for a second undisclosed opioid analgesic product candidate using Aversion® Technology. This product candidate was previously licensed by Acura to King Pharmaceuticals Research and Development, Inc., a wholly owned subsidiary of King Pharmaceuticals, Inc. ("King") as a result of the License, Development and Commercialization Agreement between the companies. Acura and King are jointly developing opioid analgesic product candidates utilizing Acura’s proprietary Aversion® Technology. These product candidates are intended to deter common methods of prescription drug misuse and abuse.

About Acura Pharmaceuticals
Acura Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in research, development and manufacture of innovative Aversion® (abuse deterrent) Technology and related product candidates.

Forward-looking Statements
This release contains forward-looking statements which reflect management’s current views of future events and operations, including, but not limited to, plans to develop immediate-release opioid analgesic products utilizing Acura’s proprietary Aversion® Technology platform. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause actual results to differ materially from the forward-looking statements include dependence on the Company’s ability to continue to advance the development of its pipeline products as planned; dependence on the high cost and uncertainty of research, clinical trials, and other development activities involving pharmaceutical products in which the company has an interest; dependence on the unpredictability of the duration and results of the U.S. Food and Drug Administration review of Investigational New Drug applications, New Drug Applications and/or the review of other regulatory agencies worldwide that relate to products in development; dependence on the availability and cost of raw materials; dependence on no material interruptions in supply by contract manufacturers of products in development; dependence on the affect of the potential development and approval of other new competitive products; dependence on unexpected adverse side-effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials). Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the “Risk Factors” section and other sections of Acura’s Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended March 31, 2008 which are on file with the U.S. Securities and Exchange Commission. The Company does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.